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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE

Contacts
Larry R. House                             Investor Relations
Chairman of the Board, President, CEO      Birmingham - Randy Pittman
205-733-8996                               205-733-8996
                                           Chicago - Tamra Sweeney
Hal Knight                                 847-559-4635
CFO, Executive Vice President              Media Relations
205-733-8996                               Pam Huff
                                           205-733-8996

MEDPARTNERS, INC. ANNOUNCES SETTLEMENT OF CAREMARK-CORAM LITIGATION

        -INVOLVES PACT WITH INTEGRATED HEALTH SERVICES, INC.-

BIRMINGHAM, AL - OCTOBER 21, 1996 - With the disclosure today of the proposed merger between Integrated Health Services, Inc. (IHS) and Coram Healthcare Corporation, MedPartners, Inc. (NYSE: MDM) announces the settlement of the litigation involving Coram and Caremark International, a wholly owned subsidiary of MedPartners, Inc. The settlement is contingent upon consummation of the merger, expected to come early in the first quarter of 1997.

The lawsuit stems from the sale of Caremark's home infusion business to Coram in April 1995 for approximately $209 million in cash and $100 million in securities. The suit and counterclaims allege misrepresentation of various types by each company. Both actions will be dismissed pending approval of the proposed settlement.

In recent weeks, MedPartners Chairman of the Board, President and CEO, Larry R. House and Integrated Health Services Inc CEO, Robert Elkins, M.D. worked diligently to create a positive business opportunity for both companies, while, at the same time, to dispose of the lawsuits. Under the proposed settlement agreement, the notes that are now payable by Coram to Caremark will be canceled and replaced with a new two-year note in the principal amount of $57.5 million. Caremark had previously established a reserve for a portion of the $100 million in securities, and, therefore, the terms of the new notes will not require any charge against earnings by MedPartners, Inc.

Mr. House considers the settlement important for the futures of both MedPartners and Integrated Health Services. "This agreement puts behind us one of the major uncertainties with which Caremark has had to deal. We are now free to place our focus solely on business as opposed to litigation." He adds, "We also believe that this settlement better positions IHS as it explains the proposed merger with Coram to the investment community."

MedPartners, Inc. is the nation's largest physician practice management company. Corporate headquarters is in Birmingham, Alabama. The Company develops, consolidates and manages healthcare













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delivery systems.  Through the company's network of affiliated group and IPA physicians, MedPartners provides primary and specialty healthcare services to prepaid managed care enrollees and fee-for-service patients. The company operates physician practices in 25 states. Its prescription benefit management division provides services to more than 15 million people in all 50 states. MedPartners, Inc.'s affiliation with 7,400 physicians includes 2,470 in group practices, 4,190 through IPA relationships and 740 hospital-based physicians.

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